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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PLATINUM TECHNOLOGY, INC.

     PLATINUM TECHNOLOGY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Act"), DOES HEREBY CERTIFY THAT:

     1. In accordance with the provisions of Section 242 of the Act, an amendment to the Restated Certificate of Incorporation of this Corporation has been duly adopted by the Board of Directors of this Corporation and by the stockholders of this Corporation at the Annual Meeting of Stockholders.

     2. Said amendment amends the first paragraph of Article Fourth of the Restated Certificate of Incorporation so that, as amended, the first paragraph of Article Fourth shall read in its entirety as follows:

          "FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 190,000,000 shares, which shall be divided as follows: (i) a class of 180,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and (ii) a class of 10,000,000 shares of Class II Preferred Stock, par value $.01 per share (the "Class II Preferred Stock")."

     IN WITNESS WHEREOF, PLATINUM TECHNOLOGY, INC. has caused this Certificate of Amendment to be signed this 24th day of May, 1996.


                                        PLATINUM TECHNOLOGY, INC.



                                        By:  /s/ Michael C. Wyatt
                                             ----------------------------------
                                             Michael C. Wyatt
                                             Vice President, Secretary and
                                             General Counsel